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Exhibit 21.1

KinderCare Learning Centers, Inc.

List of Subsidiaries

	The percentage of voting securities owned, or other basis of control	State or other jurisdiction of incorporation or organization
KC Development, LLC	100	Delaware
KC Distance Learning, Inc.	100	Delaware
KC Opco, LLC	100	Delaware
KC Propco, LLC	100	Delaware
KinderCare Real Estate, LLC	100	Delaware
Mini-Skools Limited	100	Canada
Mulberry Child Care Centers, Inc.	100	Delaware

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KinderCare Learning Centers, Inc. List of Subsidiaries